Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Second Quarter 2016 Results

•	Revenue in line with prior year as reported and increased 6% in constant currency to $454.9 million from second quarter 2015

•	Adjusted Net Income totaled $44.9 million, or $0.36 per diluted share

•	Entered into a research collaboration with Roche to develop next generation molecules using Catalent’s proprietary SMARTag™ technology

•	Announced a long-term exclusive agreement with Pfizer to produce Nexium® 24HR, its leading OTC heartburn medication

Somerset, N.J. - February 9, 2016 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the second quarter of fiscal year 2016, which ended December 31, 2015.

Second quarter 2016 revenue of $454.9 million was in line with the prior year as reported and increased 6% in constant currency, from $455.8 million reported in the second quarter a year ago. For the first six months of fiscal year 2016, revenue was $877.9 million, in line with the prior year as reported and an increase of 8% at constant currency, from $874.1 million reported for the same period a year ago. All three of the Company’s reporting segments posted constant currency revenue growth for the quarter and year-to-date, led by a double-digit improvement in the Development and Clinical Services segment.

Second quarter 2016 net earnings attributable to Catalent were $30.7 million, or $0.24 per diluted share, compared to net earnings of $46.5 million, or $0.37 per diluted share, in the second quarter a year ago. The decrease in profitability was primarily due to higher operating expenses and income tax expenses compared to the prior-year period. For the first six months of fiscal year 2016, net earnings attributable to Catalent were $39.8 million, or $0.32 per diluted share, compared to net earnings of $27.0 million, or $0.23 per diluted share, for the same period a year ago.

Second quarter 2016 EBITDA from continuing operations of $97.4 million decreased 4% from $101.7 million in the second quarter a year ago. For the first six months of fiscal year 2016, EBITDA from continuing operations was $169.6 million, an increase of 23% from $138.3 million for the same period a year ago.

Second quarter 2016 Adjusted EBITDA, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $101.1 million, or 22.2% of revenue, compared to $112.9 million, or 24.8% of revenue, in the second quarter a year ago. On a constant currency basis, second quarter 2016 Adjusted EBITDA was $104.9 million, compared to $112.9 million a year ago.

Second quarter 2016 Adjusted Net Income, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $44.9 million, or $0.36 per diluted share, compared to Adjusted Net Income of $55.9 million, or $0.44 per diluted share, in the second quarter a year ago.

"We are pleased with our underlying operational performance during the second quarter, highlighted by constant currency revenue growth across all three of our reporting segments, despite near-term challenges with the Beinheim facility that we are actively remediating,” said John Chiminski, President and Chief Executive Officer of Catalent, Inc. “As evidenced by our recent industry-leading partnerships, our technologies continue to gain traction in the markets we serve, and we are excited about the opportunities ahead of us. As we enter the second half of the fiscal year, we remain focused on innovation and expanding our market share through continued organic growth initiatives and capitalizing on recent strategic acquisitions.”

Second Quarter 2016 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $255.1 million for the second quarter of fiscal 2016, a decrease of 8% as reported, or unchanged in constant currency, compared to the second quarter a year ago. This level performance on a constant currency basis was attributable to the temporary suspension of operations of the Company’s facility in Beinheim, France during much of the second quarter, lower demand for certain higher margin offerings within the Company’s modified release technologies, partially offset by increased demand for certain softgel products.

Revenue from the Development and Clinical Services segment was $131.6 million for the second quarter of fiscal 2016, an increase of 22% as reported and 24% in constant currency, over the second quarter a year ago. This growth was primarily attributable to increased revenue in the analytical services business, driven by the timing of resolution of volume commitments and increased sales volumes related to the Company’s integrated oral solids development and manufacturing capabilities, as well as organic growth in clinical services and the impact of the Micron acquisition.

Revenue from the Medication Delivery Solutions segment was $71.1 million for the second quarter of fiscal 2016, a decrease of 4% as reported, or an increase of 1% in constant currency, over the second quarter a year ago. This constant currency growth was primarily due to increased demand for the Company’s biologics offering and products utilizing the blow-fill-seal technology platform, partially offset by the timing of resolution of volume commitments with respect to the blow-fill-seal technology platform and decreased demand for injectable products at the Company’s European pre-filled syringe operations.

Segment EBITDA Highlights

Oral Technologies segment EBITDA in the second quarter of 2016 was $59.1 million, a decrease of 21% as reported and 16% in constant currency versus the second quarter a year ago. The decrease was primarily attributable to the temporary suspension of operations of the softgel facility in Beinheim, France and lower demand for certain higher margin offerings within the Company’s modified release technologies platform. This was partially offset by higher sales at the Company’s other softgel facilities and more effective absorption of fixed costs through higher capacity utilization.

Development and Clinical Services segment EBITDA in the second quarter of 2016 was $34.0 million, an increase of 55% as reported and 58% in constant currency. This strong EBITDA improvement was primarily driven by the timing of resolution of volume commitments, increased sales across the segment, and contributions from the Micron acquisition.

Medication Delivery Solutions segment EBITDA in the second quarter of 2016 was $17.2 million, a decrease of 5% as reported, or a decrease of 2% in constant currency. This decrease was primarily attributable to the timing of resolution of volume commitments with respect to products utilizing the Company’s blow-fill-seal technology platform, partially offset by increased profit generated by higher revenue from the Company’s biologics offerings and favorable revenue mix shift from the Company’s injectable products at its European pre-filled syringe operations.

First Six Months of Fiscal 2016 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $502.8 million for the first six months of fiscal year 2016, a decrease of 7% as reported, or an increase of 4% on a constant currency basis, over the same period a year ago. This improvement was attributable to organic revenue growth within the Company’s softgel offering, partially offset by the temporary suspension of operations of the facility in Beinheim, France. Also, the increase was further offset by lower demand for certain higher margin offerings within the Company’s modified release technologies platform and lower revenue from product participation-related activities.

Revenue from the Development and Clinical Services segment was $254.5 million for the first six months of fiscal year 2016, an increase of 21% as reported and 23% on a constant currency basis, over the same period a year ago. This growth was primarily attributable to increased revenue in the analytical services business, driven by the timing of resolution of volume commitments and increased sales volumes related to the Company’s integrated oral solids development and manufacturing capabilities, as well as organic growth in clinical services due to increased comparator sourcing.

Revenue from the Medication Delivery Solutions segment was $126.8 million for the first six months of fiscal year 2016, a decrease of 3% as reported, or an increase of 3% on a constant currency basis, over the same period a year ago. This growth was primarily due to increased demand for the Company’s biologics offerings and for products utilizing the blow-fill-seal technology platform. The increase was partially offset by a decrease in revenue due to the timing of resolution of volume commitments with respect to the Company’s blow-fill-seal technology platform and by lower demand for injectable products at the Company’s European pre-filled syringe operations.

Segment EBITDA Highlights

Oral Technologies segment EBITDA for the first six months of fiscal year 2016 was $110.2 million, a decrease of 17% as reported, or a decrease of 9% on a constant currency basis. The segment EBITDA decrease was driven by the temporary suspension of operations at the Company’s facility in Beinheim, France, as well as lower demand for certain higher margin offerings within the Company’s modified release technologies platform. These declines were partially offset by higher sales and more effective absorption of fixed costs through higher capacity utilization within the company’s softgel business.

Development and Clinical Services segment EBITDA for the first six months of fiscal year 2016 was $61.2 million, an increase of 41% as reported, or an increase of 45% on a constant currency basis. This EBITDA improvement was primarily attributable to the timing of resolution of volume commitments and increased sales across the segment, as well as the Micron acquisition.

Medication Delivery Solutions segment EBITDA for the first six months of fiscal year 2016 was $25.0 million, a decrease of 11% as reported and 8% on a constant currency basis. This decrease was primarily attributable to the timing of resolution of volume commitments with respect to products utilizing the Company’s blow-fill-seal technology platform and incremental cost investment in the Redwood Bioscience business. These decreases were partially offset by increased profit generated by higher revenue from the Company’s biologics offerings.

Additional Financial Highlights

Second quarter 2016 gross margin of 33.4% declined 80 basis points from 34.2% in the second quarter a year ago on a constant currency basis. The decrease was primarily driven by an unfavorable shift in revenue mix and the Beinheim facility suspension within the Company’s Oral Technologies segment, partially offset by increased revenue driven by the timing of resolution of volume commitments within its analytical services integrated operations included within the Development and Clinical Services segment. For the first six months of fiscal year 2015, gross margin was 31.2%, a decrease of 100 basis points from 32.2% for the same period a year ago on a constant currency basis. The decrease was attributable to an unfavorable shift in revenue mix within the Company’s Oral Technologies segment and the timing of resolution of volume commitments within the Medication Delivery Solutions segment.

Second quarter 2016 selling, general and administrative expenses were $93.0 million and represented 20.4% of revenue, compared to $88.1 million, or 19.3% of revenue, in the second quarter a year ago. For the first six months of fiscal 2016, selling, general and administrative expenses were $175.2 million and represented 19.9% of revenue, compared to $169.5 million, or 19.4% of revenue, for the same period a year ago.

Backlog for the Development and Clinical Services segment was $433.8 million as of December 31, 2015, a 2% increase compared to the first quarter of fiscal year 2015. The segment also recorded net new business wins of $133.8 million during the second quarter, which represented a 33% increase year over year. The segment’s trailing-twelve-month book-to-bill ratio was 1.1x.

Balance Sheet and Liquidity

As of December 31, 2015, Catalent had $1.9 billion in total debt, essentially unchanged compared to the debt level as of June 30, 2015. As of December 31, 2015, Catalent’s leverage ratio was 4.1x, compared to 3.9x as of June 30, 2015.

Fiscal Year 2016 Outlook

The Company is lowering its previously issued financial guidance for fiscal year 2016 primarily due to the Beinheim facility suspension. For fiscal year 2016, the Company now expects revenue in the range of $1.78 billion to $1.84 billion, compared to the previous range of $1.81 billion to $1.90 billion. Catalent now expects Adjusted EBITDA in the range of $410 million to $435 million, compared to the previous range of $434 million to $457 million. Adjusted Net Income is now expected in the range of $185 million to $205 million, compared to the previous range of $203 million to $226 million. The Company continues to expect capital expenditures in the range of $125 million to $135 million. Its fully diluted share count on a weighted average basis for the fiscal year ending June 30, 2016 is now expected to be in the range of 125 million to 127 million shares, compared to the previous range of 126 million to 128 million shares.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:45 p.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 8,700 people, including over 1,000 scientists, at 31 facilities across 5 continents and in fiscal 2015 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. For example, Adjusted Net Income excludes the Company’s non-cash tax expense and does not reflect the impact on earnings resulting from certain other items. The Company believes that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) tax expense or income which is not cash, (3) amortization attributable to purchase accounting and (4) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the cash taxes saved as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share data)

	Three Months Ended December 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Net revenue	$454.9	$455.8	$(28.4)	$27.5	6%
Cost of sales	302.8	299.7	(22.3)	25.4	8%
Gross margin	152.1	156.1	(6.1)	2.1	1%
Selling, general and administrative expenses	93.0	88.1	(3.2)	8.1	9%
Impairment charges and (gain)/loss on sale of assets	(0.1)	3.5	—	(3.6)	*
Restructuring and other	0.6	2.1	—	(1.5)	(71)%
Operating earnings/(loss)	58.6	62.4	(2.9)	(0.9)	(1)%
Interest expense, net	22.3	23.9	(0.3)	(1.3)	(5)%
Other (income)/expense, net	(3.5)	(3.6)	(1.2)	1.3	(36)%
Earnings/(loss) from continuing operations, before income taxes	39.8	42.1	(1.4)	(0.9)	(2)%
Income tax expense/(benefit)	9.2	(4.1)	(0.3)	13.6	*
Earnings/(loss) from continuing operations	30.6	46.2	(1.1)	(14.5)	(31)%
Net earnings/(loss) from discontinued operations, net of tax	—	(0.2)	—	0.2	*
Net earnings/(loss)	30.6	46.0	(1.1)	(14.3)	(31)%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.1)	(0.5)	—	0.4	(80)%
Net earnings/(loss) attributable to Catalent	$30.7	$46.5	$(1.1)	$(14.7)	(32)%

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	30.7	46.7
Net earnings/(loss) attributable to Catalent	30.7	46.5

Weighted average diluted shares outstanding	125.8	126.0

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	0.25	0.38
Net earnings/(loss)	0.25	0.37
Diluted
Earnings/(loss) from continuing operations	0.24	0.37
Net earnings/(loss)	0.24	0.37
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended December 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Oral Technologies
Net revenue	$255.1	$277.2	$(22.8)	$0.7	*
Segment EBITDA	59.1	74.7	(3.8)	(11.8)	(16)%
Medication Delivery Solutions
Net revenue	71.1	73.7	(3.4)	0.8	1%
Segment EBITDA	17.2	18.1	(0.6)	(0.3)	(2)%
Development and Clinical Services
Net revenue	131.6	107.8	(2.1)	25.9	24%
Segment EBITDA	34.0	21.9	(0.5)	12.6	58%
Inter-segment revenue elimination	(2.9)	(2.9)	(0.1)	0.1	(3)%
Unallocated Costs	(12.9)	(13.0)	1.2	(1.1)	8%
Combined Total
Net revenue	$454.9	$455.8	$(28.4)	$27.5	6%

EBITDA from continuing operations	$97.4	$101.7	$(3.7)	$(0.6)	(1)%

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share amounts)

	Six Months Ended December 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Net revenue	$877.9	$874.1	$(68.2)	$72.0	8%
Cost of sales	604.3	592.7	(53.3)	64.9	11%
Gross margin	273.6	281.4	(14.9)	7.1	3%
Selling, general and administrative expenses	175.2	169.5	(6.8)	12.5	7%
Impairment charges and (gain)/loss on sale of assets	1.1	3.5	—	(2.4)	(69)%
Restructuring and other	1.6	3.5	(0.1)	(1.8)	(51)%
Operating earnings/(loss)	95.7	104.9	(8.0)	(1.2)	(1)%
Interest expense, net	45.0	59.4	(1.1)	(13.3)	(22)%
Other (income)/expense, net	(2.9)	37.7	(2.9)	(37.7)	*
Earnings/(loss) from continuing operations before income taxes	53.6	7.8	(4.0)	49.8	*
Income tax expense/(benefit)	14.1	(18.1)	(0.8)	33.0	*
Earnings/(loss) from continuing operations	39.5	25.9	(3.2)	16.8	65%
Net earnings/(loss) from discontinued operations, net of tax	—	0.2	—	(0.2)	*
Net earnings/(loss)	39.5	26.1	(3.2)	16.6	64%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.3)	(0.9)	—	0.6	(67)%
Net earnings/(loss) attributable to Catalent	$39.8	$27.0	$(3.2)	$16.0	59%

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	39.8	26.8
Net earnings/(loss) attributable to Catalent	39.8	27.0

Weighted average diluted shares outstanding	125.9	116.7

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	0.32	0.23
Net earnings/(loss)	0.32	0.24
Diluted
Earnings/(loss) from continuing operations	0.32	0.23
Net earnings/(loss)	0.32	0.23
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Six Months Ended December 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Oral Technologies
Net revenue	$502.8	$538.3	$(55.2)	$19.7	4%
Segment EBITDA	110.2	132.4	(10.5)	(11.7)	(9)%
Medication Delivery Solutions
Net revenue	126.8	130.6	(7.2)	3.4	3%
Segment EBITDA	25.0	28.0	(0.9)	(2.1)	(8)%
Development and Clinical Services
Net revenue	254.5	210.9	(5.9)	49.5	23%
Segment EBITDA	61.2	43.3	(1.5)	19.4	45%
Inter-segment revenue elimination	(6.2)	(5.7)	0.1	(0.6)	11%
Unallocated Costs	(26.8)	(65.4)	3.1	35.5	(54)%
Combined Total
Net revenue	$877.9	$874.1	$(68.2)	$72.0	8%

EBITDA from continuing operations	$169.6	$138.3	$(9.8)	$41.1	30%

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended					Twelve Months Ended
	December 31, 2014	March 31, 2014	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
Earnings/(loss) from continuing operations	$46.2	$30.8	$153.5	$8.9	$30.6	$223.8
Interest expense, net	23.9	23.0	22.6	22.7	22.3	90.6
Income tax expense/(benefit)	(4.1)	11.2	(90.8)	4.9	9.2	(65.5)
Depreciation and amortization	35.2	34.4	36.2	35.5	35.2	141.3
Noncontrolling interest	0.5	0.7	0.3	0.2	0.1	1.3
EBITDA from continuing operations	101.7	100.1	121.8	72.2	97.4	391.5
Equity compensation	2.7	2.2	2.6	2.5	2.6	9.9
Impairment charges and (gain)/loss on sale of assets	3.5	0.3	0.9	1.2	(0.1)	2.3
Financing related expenses and other (1)	1.2	—	—	—	—	—
US GAAP Restructuring	2.1	5.2	4.7	1.0	0.6	11.5
Acquisition, integration and other special items	4.4	2.5	3.7	1.0	3.6	10.8
Foreign Exchange loss/(gain) (included in other, net) (2)	0.5	(1.0)	1.5	(0.5)	(3.3)	(3.3)
Other adjustments	(3.2)	1.2	1.1	0.2	0.3	2.8
Subtotal	112.9	110.5	136.3	77.6	101.1	425.5
Estimated cost savings	—	—	—	—	—	—
Adjusted EBITDA	$112.9	$110.5	$136.3	$77.6	$101.1	$425.5
FX impact (unfavorable)	—				(3.8)
Adjusted EBITDA - Constant Currency	112.9				104.9

(1)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses incurred in connection with the repayment of debt with the net proceeds of the IPO. See footnote 3 for an additional $29.8 million of IPO-related costs; totaling $50.4 million.

(2)
Foreign exchange gain of $3.3 million for the twelve months ended December 31, 2015 included $13.0 million of non-cash unrealized foreign currency exchange rate gains primarily driven by losses of $8.6 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by non-cash foreign currency exchange gains of $21.2 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $9.7 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income/(Loss)
(Unaudited; Dollars in millions)

	Quarter Ended					Twelve Months Ended
	December 31, 2014	March 31, 2014	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
Net earnings/(loss)	$46.0	$30.8	$153.4	$8.9	$30.6	$223.7
Net earnings/(loss) from discontinued operations, net of tax	(0.2)	—	(0.1)	—	—	(0.1)
Earnings/(loss) from continuing operations, net of tax	46.2	30.8	153.5	8.9	30.6	223.8
Amortization (1)	11.6	11.8	11.8	11.9	11.7	47.2
Income tax expense/(benefit) (2)	(4.1)	11.2	(90.8)	4.9	9.2	(65.5)
Cash taxes (paid)/refunded (2)	(8.2)	(5.6)	(10.8)	(10.0)	(10.0)	(36.4)
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.5	0.7	0.3	0.2	0.1	1.3
Equity compensation	2.7	2.2	2.6	2.5	2.6	9.9
Impairment charges and loss on sale of assets	3.5	0.3	0.9	1.2	(0.1)	2.3
Financing related expenses	1.2	—	—	—	—	—
U.S. GAAP restructuring	2.1	5.2	4.7	1.0	0.6	11.5
Acquisition, integration and other special items	4.4	2.5	3.7	1.0	3.6	10.8
Foreign exchange loss/(gain) (included in other (income)/expense, net) (3)	0.5	(1.0)	1.5	(0.5)	(3.3)	(3.3)
Other adjustments	(3.2)	1.2	1.1	0.2	0.3	2.8
Estimated cash tax (savings)/expense attributable to reconciling items (4)	(1.3)	(1.7)	(1.9)	(0.6)	(0.4)	(4.6)
Adjusted net income/(loss)	$55.9	$57.6	$76.6	$20.7	$44.9	$199.8

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)	Income tax adjustments reflect the actual tax expenditures incurred in the period.

(3)
Foreign exchange gains of $3.3 million for the twelve months ended December 31, 2015 included $13.0 million of unrealized foreign currency exchange rate gains primarily driven by losses of $8.6 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, offset by foreign currency exchange gains of $21.2 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $9.7 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(4)
Represents the estimated cash tax impact of certain items recorded in each period that are added back in the calculation of Adjusted Net Income/(Loss). The estimate is determined by applying the statutory tax rate in tax paying jurisdictions to income or expense items which impact cash taxes paid. Generally, amortization attributable to purchase accounting, unrealized gains/losses due to foreign currency translation and non-cash equity compensation do not impact cash taxes.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	December 31, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$115.5	$151.3
Trade receivables, net	332.0	372.4
Inventories	159.3	132.9
Prepaid expenses and other	72.7	80.9
Total current assets	679.5	737.5
Property, plant, and equipment, net	902.0	885.2
Other non-current assets, including intangible assets	1,453.7	1,522.7
Total assets	$3,035.2	$3,145.4

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$24.4	$23.8
Accounts payable	128.5	128.2
Other accrued liabilities	187.3	247.0
Total current liabilities	340.2	399.0
Long-term obligations, less current portion	1,848.3	1,864.1
Other non-current liabilities	239.3	242.5
Redeemable noncontrolling interest	—	5.8
Commitment and contingencies (1)
Total shareholders' equity	607.4	634.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,035.2	$3,145.4

(1)	Please refer to note 16 of the consolidated financial statements within the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Six Months Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	$71.5	$0.2
Net cash provided by/(used in) operating activities from discontinued operations	—	0.2
Net cash provided by/(used in) operating activities	71.5	0.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(82.5)	(71.3)
Proceeds from sale of property and equipment	—	—
Payment for acquisitions, net	—	(125.1)
Net cash provided by/(used in) investing activities from continuing operations	(82.5)	(196.4)
Net cash provided by/(used in) investing activities from discontinued operations	—	—
Net cash provided by/(used in) investing activities	(82.5)	(196.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	(0.2)	6.0
Proceeds from borrowing, net	—	150.4
Payments related to long-term obligations	(9.3)	(869.3)
Call premium payments and financing fees paid	—	(12.6)
Equity contribution/(redemption)	—	948.8
Purchase of Redeemable Noncontrolling Interest Shares	(5.8)	—
Cash paid, in lieu of equity, for tax withholding obligations	(5.6)	(0.7)
Net cash (used in)/provided by financing activities from continuing operations	(20.9)	222.6
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	(20.9)	222.6
Effect of foreign currency on cash	(3.9)	(16.9)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(35.8)	9.7
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	151.3	74.4
CASH AND EQUIVALENTS AT END OF PERIOD	$115.5	$84.1